EXHIBIT 99

P R E S S         R E L E A S E

FOR IMMEDIATE RELEASE	CONTACTS:
Kenneth R. Posner
Chief Financial Officer
iDine Rewards Network Inc.
(312) 521-6790

Allan Jordan/Margot Olcay
The Global Consulting Group
(646) 284-9400

iDINE REWARDS NETWORK INC. ANNOUNCES EARNINGS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2003

Chicago, IL October 22, 2003—iDine Rewards Network Inc., (AMEX: IRN) one of the nation’s leading providers of loyalty and rewards programs, today released its financial results for the third quarter ended September 30, 2003.

For the three-month period ended September 30, 2003, total operating revenue amounted to $24.9 million, an increase of 12.3% compared with $22.2 million in the same three-month period a year earlier. Sales for the quarter amounted to $89.5 million, representing an increase of 10.2% over the corresponding prior year sales of $81.3 million. The Company closed the quarter with 3.2 million active members and over 11,300 total merchants. The combination of a growing base of members and merchants resulted in a record number of transactions for a quarterly period of 2.8 million.

In the current three-month period, the Company recorded income before income taxes of $7.3 million versus $5.5 million in the same period last year. Net income for the three months ended September 30, 2003 was $4.4 million (or 17 cents per share based on fully diluted average outstanding common shares of 26.4 million). Net income for the three-month period ended September 30, 2002 was $4.0 million (or 16 cents per share on fully diluted average outstanding common shares of 24.6 million). The 2003 earnings reflect the Company’s current fully taxable status whereas the third quarter of fiscal 2002 includes a significantly lower effective tax rate due to utilization of net operating loss carry forwards. Assuming a fully taxable position and statutory tax rates, net income for the third quarter of 2002 would have been $3.4 million (or 14 cents per fully diluted share).

“We are again pleased to report strong year over year growth in sales and operating income from our rewards programs” said George S. Wiedemann, President and Chief Executive Officer of iDine Rewards Network. “Our core dining business continues to demonstrate a steady increase in transaction volume reflective of the planned growth in the active member ranks and participating restaurants. Despite the impact on third quarter

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iDine Rewards Network – page 2

revenues from the August blackout in the Northeast and Hurricane Isabelle in September, we were able to appropriately manage expenses and deliver another record quarter of sales and operating income. The third quarter also demonstrates our continuing evolution into a marketing driven company as evidenced by the growth in our Non-RTR revenues. The hotel rewards product we launched in May also continues to grow. Although this product offering is still in its infancy, we are encouraged with the initial reception to our value proposition by hoteliers and members. We are now planning to significantly increase the number of hotels available in the program. Overall, the Company is on track to produce at least 20% revenue growth for the year.”

For the nine-month period ended September 30, 2003, total operating revenue amounted to $71.9 million, an increase of 25.4% compared with $57.3 million in the same nine-month period of 2002. Sales for the period amounted to a record $259.8 million, representing an increase of 27.6% over the corresponding prior year sales of $203.6 million.

For the nine-month period, the Company recorded net income of $11.8 million (or 47 cents per share based on fully diluted average outstanding common shares of 25.2 million). Net income for the nine-month period ended September 30, 2002 was $14.6 million (or 62 cents per share on fully diluted average outstanding common shares of 23.4 million). Last year’s operating results include the reversal of a deferred tax valuation reserve allowance and utilization of net operating loss carry forwards. Assuming a fully taxable position and statutory tax rates, net income for the nine-month period of 2002 would have been $7.7 million (or 33 cents per fully diluted share).

iDine Rewards Network, based in Chicago, Illinois, offers its members savings and rewards programs via its registered credit card platform. The Company currently has 3.2 million active accounts. Incentives are offered through the Company’s programs, either branded under the name iDine or provided through co-branded and private label partnerships, such as airline frequent flyer dining programs, club memberships or other affinity organizations. As of September 30, 2003 10,847 restaurants and 479 hotels throughout the United States participate in iDine programs. iDine Rewards Network’s common stock trades on the American Stock Exchange under the symbol IRN. Additional information about iDine Rewards Network can be found at http://www.idine.com.

Statements in this release that are not strictly historical are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the company’s actual results in the future to differ materially from expected results. These risks are qualified in their entirety by cautionary language and risk factors set forth in the company’s filings with the Securities and Exchange Commission.

iDine Rewards Network Inc. and Subsidiaries

(Amounts in thousands, except per share data)

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002
Sales:
RTR	$81,247	$75,924	$238,856	$192,319
Non RTR	8,283	5,327	20,938	11,294

Total sales	$89,530	$81,251	$259,794	$203,613
Cost of sales	47,312	43,659	138,283	110,069
Member rewards and savings	18,463	16,569	53,304	40,209

Net revenue	23,755	21,023	68,207	53,335
Gross margin	26.5%	25.9%	26.3%	26.2%
Membership and renewal income	1,068	1,114	3,552	3,831
Other operating revenue	53	24	124	136

Total operating revenues	24,876	22,161	71,883	57,302

Operating expenses:
Salaries and benefits	5,375	4,703	15,299	13,418
Sales commission and expenses	4,177	3,311	11,848	7,666
Member & merchant marketing	1,729	1,610	5,364	4,935
Printing and postage	1,313	1,536	4,770	4,365
General and administrative	4,472	5,065	13,944	12,948

Total operating expenses	17,066	16,225	51,225	43,332

Operating income	7,810	5,936	20,658	13,970
Other (income) expenses	480	421	1,344	1,560

Income before income taxes	7,330	5,515	19,314	12,410
Income tax expense (benefit)	2,896	1,523	7,525	(2,153)

Net income	4,434	3,992	11,789	14,563

Net income per share
Basic EPS	0.19	0.20	0.53	0.79
Diluted EPS	0.17	0.16	0.47	0.62

Weighted average number of common and common equivalent shares outstanding
Basic	23,215	19,931	22,411	17,551
Diluted	26,407	24,649	25,172	23,353

Net income, as reported	4,434	3,992	11,789	14,563
Less:
Deferred tax valuation allowance	—	—	—	(3,676)
Additional tax if statutory rate used	—	(573)	—	(3,194)

Net income, assuming fully taxable at statutory rate *	4,434	3,419	11,789	7,693

Diluted EPS, as reported	0.17	0.16	0.47	0.62
Less:
Deferred tax valuation allowance	—	—	—	(0.16)
Additional tax if statutory rate used	—	(0.02)	—	(0.13)

Diluted EPS, assuming fully taxable at statutory rate *	0.17	0.14	0.47	0.33

*       Net income and diluted EPS for the 2002 periods is calculated assuming a 38% statutory tax rate to demonstrate the impact on earnings had the company been subject to the then current statutory federal and state income tax rates.

RTR – Rights to Receive
Non-RTR – Represents sales where there was no cash advanced to the merchants.

iDine Rewards Network Inc. and Subsidiaries

(Amounts in thousands, except per share data)

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Cash & cash equivalents			12,708	3,522
Short-term investments			3,231	2,708
Rights to Receive, net			118,341	99,596
Total assets			169,226	137,801
Outstanding debt			60,000	55,500
Stockholder equity			69,665	47,173

Net cash provided by (used in):
Operations	2,749	(1,779)	6,042	(5,722)
Investing	(1,023)	26,237	(6,506)	(4,630)
Financing	1,445	(26,804)	4,906	(83)

Other information:

Accounts active last 12-months			3,195	2,083

Merchants in program, end of period:
Restaurants			10,847	8,993
Hotels			479	—

Total Restaurants and Hotels			11,326	8,993

Dining:
Number of transactions during period	2,778	2,308	7,716	5,536
Average ticket in dollars	$49.46	$51.23	$50.53	$52.02
Gross qualified member spend	$137,401	$118,259	$389,879	$288,012
Sales yield	65.2%	68.7%	66.6%	70.7%